Exhibit 10.3

AMENDMENT AGREEMENT

This Amendment Agreement is entered into and effective this 25th day of August, 2011, by and between Cryo-Cell International, Inc. (the “Company”) and Julie Allickson (the “Executive”).

RECITALS

A. The Company and the Executive entered into an Employment Agreement dated April 1, 2007 (the “Employment Agreement”).

B. The Executive’s right to compensation payable upon termination of employment under the terms of the Employment Agreement is currently subject to a substantial risk of forfeiture.

C. The Company and the Executive desire to amend the terms of the Executive’s Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree, and the Employment Agreement hereby is amended, as follows:

AMENDMENT

1. The following paragraph is hereby added at the end of subparagraph 3(b)(ii) of the Employment Agreement:

“Such payment shall be made in a lump sum on the date of the Executive’s “separation from service,” as such phrase is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with the Company (the “Separation from Service”) (or such later date on which it becomes administratively practicable to determine the amount of such payment); provided, however, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on her Separation from Service date and if any portion of the payments to be received by the Executive upon Separation from Service would be considered deferred compensation under Code Section 409A, amounts that would otherwise be payable pursuant to this Amendment Agreement during the six-month period immediately following the Separation from Service date (the “Delayed Payments”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s Separation from Service and (ii) the Executive’s death. The Company will pay interest on the Delayed Payments at the applicable federal rate, determined under Section 1274(d) of the Code, from the date of such Separation from Service through the date of payment. Any amount payable under this subparagraph 3(b)(ii) shall be reduced by the amount paid or payable to the Executive under subparagraph 3(d).”

2. The following sentences are hereby added at the end of the second paragraph of subparagraph 3(d) of the Employment Agreement:

Such payment shall be made in a lump sum on the date of the Executive’s Separation from Service; provided, however, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on her Separation from Service date and if any portion of the payments to be received by the Executive upon Separation from Service would be considered deferred compensation under Code Section 409A, the Delayed Payments will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s Separation from Service and (ii) the Executive’s death. The Company will pay interest on the Delayed Payments at the applicable federal rate, determined under Section 1274(d) of the Code, from the date of such Separation from Service through the date of payment.

3. The following new paragraph is hereby inserted at the end of subparagraph 10(b) of the Employment Agreement:

“To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. Reference to Section 409A of the Code will include any proposed, temporary or final regulations, or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.”

4. The parties agree that this Amendment Agreement amends the Employment Agreement and that, except as amended herein, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first written above.

CRYO-CELL INTERNATIONAL, INC.

By	/s/ Mercedes Walton

Name:	Mercedes Walton
Title:	Chief Executive Officer

/s/ Julie Allickson
Executive